  Exhibit 99.1

GILLA RELEASES Q3 2016 RESULTS; PROVIDES FORWARD GUIDANCE

New York, NY – (November 15, 2016) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), the fast-growing designer, manufacturer and marketer of E-liquid for vaporizers, announced today its financial results for the three and nine months ended September 30, 2016 which reflected positive organic revenue growth and continued growth in gross profit margins.

Q3 2016 HIGHLIGHTS:
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The Company generated $1,048,474 in revenue during the three month period ended September 30, 2016 (“Q3”) through sales of proprietary E-liquid products as compared to $911,595 in revenue during the three month period ended June 30, 2016 (“Q2”); a quarter-over-quarter organic revenue growth of 15%.
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Gross profit margins grew from 62% in Q2 to 69% in Q3 as a result of the Company’s continued efforts to focus on global sales of its high margin premium E-liquid products.
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Revenue generated outside of North America grew to 47% of total sales reflecting positive results from the Company’s focus on broadening its sales to international markets (Q1 2016: 3%, Q2 2016: 43%).
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The Company’s net loss amounted to $1,043,234 in Q3 as compared to $1,492,225 in Q2. The 30% quarter-over-quarter decrease in net loss was attributable to the combined effects of an increase in revenue for Q3 and realization of significant cost savings from the consolidation and integration of operating activities from Company’s acquisitions over the past year.

FORWARD GUIDANCE:
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Given the expected growth in revenue and cost efficiencies realized, the Company reiterates its expectation of achieving a cash flow breakeven run rate by the end of 2016.
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Further, the Company expects to realize over $15 million in revenue in fiscal 2017 resulting in EBITDA in excess of $5 million for the year.
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The Company continues to focus on meeting regulatory requirements in jurisdictions around the world and confirming long-term access to global markets for its numerous E-liquid brands. Moving forward, the Company expects to generate a majority of its revenues from international markets thus, further geographically diversifying its already global operations.

“As expected, the Company reported positive organic revenue growth in the international markets while driving higher margin returns during the third quarter as the Company’s core business continues to transform from a provider of low margin OEM products to a provider to high margin premium E-liquid products,” stated J. Graham Simmonds, Chairman and CEO of Gilla. “We believe this shift in core business reflects the ultimate destination of our transformed company as a uniquely positioned global sales and distribution platform established to leverage high growth opportunities within the growing E-liquid and vapor industry.”

About Gilla Inc.
Gilla Inc. manufactures, markets and distributes E-liquid, which is the liquid used in vaporizers, E-cigarettes, and other vaping hardware and accessories. E-liquid is heated by the atomizer to deliver the sensation of smoking. Gilla aims to be a global leader in the manufacturing and distribution of E-liquid for the vapor industry. The Company provides consumers with choice and quality across categories and price points. Gilla’s product portfolio includes Coil Glaze, The Drip Factory, Surf Sauce, Siren, VaporLiq, Craft Vapes, Craft Clouds, Vape Warriors, Miss Pennysworth’s Elixirs, The Mad Alchemist, Replicant and Crown E-liquid brands.

Forward-looking Statements
Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gilla.com, or contact:

Mr. J. Graham Simmonds
Chairman and CEO
T: 1 (416) 843-2881
E: graham.simmonds@gilla.com
twitter: @gillainc

For media inquiries, please contact:

Mr. Don Fenton
VP of Communications
T: 1 (416) 434-3681
E: don.fenton@gilla.com